UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 24, 2012

Biolase Technology, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 24, 2012, Biolase, Inc. (the "Company"), entered into credit facilities for funding of up to $8 million, as described below under Item 2.03. The description of the credit facilities and related transactions under Item 2.03 are incorporated into this item by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 24, 2012, the Company entered into a Loan and Security Agreement (the "Loan and Security Agreement") in respect of a $4 million revolving credit facility (the "Domestic Revolver") and a Borrower Agreement (the "Borrower Agreement," and together with the Loan and Security Agreement, the "Loan Agreements") under the Export-Import Bank of the United States Working Capital Guarantee Program in respect of a $4 million revolving credit facility (the "Ex-Im Revolver") with Comerica Bank (the "Lender") for credit facility funding of up to an aggregate amount of $8 million. In connection with the Loan Agreements, the Company issued a Master Revolving Note in favor of the Lender (the "Note") and a Warrant in favor of the Lender (the "Warrant") to purchase up to 80,000 shares of the Company’s $0.001 par value per share Common Stock ("Common Stock") at a per share price of $2.36. Borrowings under the credit facilities will be used to fund the Company’s ongoing working capital needs.

The agreements constituting the credit facilities include the Loan and Security Agreement, the Borrower Agreement, the Note, the Warrant, and various subsidiary security agreements, guarantee agreements, pledge agreements, ancillary documents, certificates, disclosure schedules, and exhibits in support thereof, each dated May 24, 2012.

The following summary is not complete, and is qualified in its entirety by reference to the full text of the agreements or forms of the agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012. Readers should review those agreements or forms of agreements for a more complete understanding of the terms and conditions associated with this transaction.

The interest rate on the outstanding principal balance of the Domestic Revolver bears interest at an annual percentage rate equal to daily adjusting LIBOR rate plus 5.25%, and the interest rate on the outstanding principal balance of the Ex-Im Revolver bears interest at an annual percentage rate equal to daily adjusting LIBOR rate plus 4.25%. The final payment of all unpaid principal and accrued interest is due on May 1, 2014 (the "Maturity Date"). The Company’s obligations are secured by substantially all of the Company’s assets now owned or hereinafter acquired, including its intellectual property, as well as those of its two wholly-owned subsidiaries, BL Acquisition Corp. and BL Acquisition II, Inc., each of whom have provided a security agreement and certain guarantees to the Lender.

The Loan Agreements require certain post-closing covenants and compliance with customary financial and performance covenants and provide for customary events of default. If a default occurs, the Lender may declare the amounts outstanding under the Loan Agreements immediately due and payable. In connection with the Loan Agreements, the Company paid a fee of $25,000.00 to the Lender, to defray the Lender’s expenses and legal fees.

In connection with the Loan Agreements, the Company issued to the Lender a five-year warrant (the "Warrant") to purchase an aggregate of 80,000 shares of Common Stock at a per share price of $2.36, the closing price per share of the Common Stock on May 24, 2012. The Warrant may be exercised for cash or on a net exercise basis.

Item 8.01 Other Events.

On May 29, 2012, the Company issued a press release announcing the credit facilities disclosed in Item 2.03 above. A copy of that press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits
99.1 Press Release of Biolase, Inc., dated May 29, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase Technology, Inc.

May 30, 2012	By:	/s/ Federico Pignatelli

Name: Federico Pignatelli
Title: Chairman and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of Biolase Technology, Inc., dated May 29, 2012.